Exhibit 3.2

CERTIFICATE OF SECRETARY

I, REBECCA LEVEY, Secretary of HERITAGE COMMERCE CORP., a California corporation, do hereby certify that the following is a true and correct copy of resolutions adopted by the Shareholders of the corporation at the Annual Meeting of Shareholders duly held on May 26, 2005; that the originals thereof are contained in Minute Book of the corporation; and that such resolutions are in full force and effect and have not been altered, amended, modified or revoked:

Section 2.9 is hereby amended by deleting subparagraph (b). Section 2.9 shall read in its entirety as follows:

2.9 Nomination, Election and Term of Office.

(a) Nomination for election of directors may be made by the Board of Directors or by any holder of any outstanding class of capital stock of the Corporation entitled to vote for the election of directors. Notice of intention to make any nominations shall be made in writing and shall be delivered or mailed to the President of the Corporation not less than 21 days nor more than 60 days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than 21 days’ notice is given to shareholders, such notice of intention to nominate shall be mailed or delivered to the President of the Corporation not later than the close of business on the tenth day following the day on which the notice of such meeting is sent by third class mail (if permitted by law), no notice of intention to make nominations shall be required. Such notification shall contain the following information to the extent known to the notifying shareholder:

(1) the name and address of each proposed nominee;

(2) the principal occupation of each proposed nominee;

(3) the number of shares of capital stock of the Corporation owned by each proposed nominee;

(4) the name and residence address of the notifying shareholder;

(5) the number of shares of capital stock of the Corporation owned by the notifying shareholder;

(6) the number of shares of capital stock of any bank, bank holding company, savings and loan association or other depository institution owned beneficially by the nominee or by the notifying shareholder and the identities and locations of any such institutions;

(7) whether the proposed nominee has ever been convicted of or pleaded nolo contendere to any criminal offense involving dishonesty or breach of trust, filed a petition in bankruptcy or been adjudged bankrupt; and

(8) a statement regarding the nominee’s compliance with Section 2.3 of these Bylaws.

Nominations not made in accordance herewith may, in the discretion of the Chairman of the meeting, be disregarded and upon the Chairman’s instructions, the inspectors of election can disregard all votes cast for each nominee. A copy of this paragraph shall be set forth in a notice to shareholders of any meeting at which directors are to be elected.

(b) Directors shall be elected at each annual meeting of the shareholders to hold office until the next annual meeting. Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified. .

Section 2.10 is hereby amended to read in its entirety as follows:

2.10 Removal.

(a) Any or all of the directors may be removed without cause if such removal is approved by the affirmative vote of a majority of the outstanding shares entitled to vote at an election of directors, subject to the following:

(1) No director may be removed (unless the entire board is removed) when the votes cast against removal, or not consenting in writing to the removal, would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast (or, if the action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of the director’s most recent election were then being elected.

(2) When by the provisions of the Articles the holders of the shares of any class or series, voting as a class or series, are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of the holders of the shares of that class or series.

(b) Any reduction of the authorized number of directors or amendment reducing the number of classes of directors does not remove any director prior to the expiration of the director’s term of office.

IN WITNESS WHEREOF, I hereby set my hand this 26th day of May, 2005.

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Rebecca Levey, Corporate Secretary